SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                 SCHEDULE 13G/A

                                (Amendment No. 1)

                           Transtechnology Corporation
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $0.01 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    893889105
 ------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                                January 10, 2006
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ]  RULE 13d-1(b)
[X]  RULE 13d-1(c)
[ ]  RULE 13d-1(d)

CUSIP No. 893889105                                          Page 2 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     Wynnefield Partners Small cap Value, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     13-3688497
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           193,100 Shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         193,100 Shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     193,100 Shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.9% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 893889105                                          Page 3 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     Wynnefield Partners Small Cap Value, L.P. I

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     13-3953291
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           245,395 Shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         245,395 Shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     245,395 Shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.6% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 893889105                                          Page 4 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     Wynnefield Small Cap Value Offshore Fund, Ltd.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     (No IRS Identification No.)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           225,505 Shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         225,505 Shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     225,505 Shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.4% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 893889105                                          Page 5 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     Channel Partnership II, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     22-3215653
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           38,400 Shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         38,400 Shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,400 Shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.6% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 893889105                                          Page 6 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     Wynnefield Capital Management, LLC

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     13-4018186
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           438,495 Shares(1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         438,495 Shares(1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     438,495 Shares(1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.5% of Common Stock(1)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO (Limited Liability Company)

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

CUSIP No. 893889105                                          Page 7 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     Wynnefield Capital, Inc.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     (No IRS Identification No.)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           225,505 Shares(1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         225,505 Shares(1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     225,505 Shares(1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.4% of Common Stock(1)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

CUSIP No. 893889105                                          Page 8 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     Nelson Obus

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           38,400 Shares(1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         38,400 Shares(1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,400 Shares(1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.6% of Common Stock(1)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Nelson Obus, as general partner of Channel Partnership II, L.P. holds an indirect beneficial interest in these shares which are directly beneficially owned by Channel Partnership II, L.P.

ITEM 1(a).  Name of Issuer:
            Transtechnology Corporation

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

            700 Liberty Avenue, Union, New Jersey, 07083
            -------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:
            Wynnefield Partners Small Cap Value, L.P. ("Partners")
            -------------------------------------------------------------------
            Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
            -------------------------------------------------------------------
            Wynnefield Small Cap Value Offshore Fund, Ltd. ("Fund")
            -------------------------------------------------------------------
            Channel Partnership II, L.P. ("Channel")
            -------------------------------------------------------------------
            Wynnefield Capital Management, LLC ("WCM")
            -------------------------------------------------------------------
            Wynnefield Capital, Inc. ("WCI")
            -------------------------------------------------------------------
            Nelson Obus ("Obus")


ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:
            450 Seventh Avenue, Suite 509, New York, New York 10123
            -------------------------------------------------------------------

ITEM 2(c).  Citizenship:
            Partners and Partners I are Delaware Limited Partnerships
            -------------------------------------------------------------------
            Fund and WCI are Cayman Islands Companies
            -------------------------------------------------------------------
            WCM is a New York Limited Liability Company
            -------------------------------------------------------------------
            Channel is a New York Limited Partnership
             ------------------------------------------------------------------
            Obus is a citizen of the United States of America


ITEM 2(d).  Title of Class of Securities:
            Common Stock, $.01 Par Value Per Share
            -------------------------------------------------------------------

ITEM 2(e).  CUSIP Number:  893889105

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:

            None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.     Ownership:
(a) Amount beneficially owned by all reporting persons: 702,400 Shares
(b) Percent of class: 10.4% of Common Stock
(c) Number of shares as to which the reporting persons have:
            (i)   sole power to vote or to direct the vote:
                        702,400 Shares
            (ii)  shared power to vote or to direct the vote
            (iii) sole power to dispose or to direct the disposition:
                        702,400 Shares
            (iv) shared power to dispose or to direct the disposition
----
ITEM 5.     Ownership of five percent or less of a class.
            Not applicable.

ITEM 6.     Ownership of more than five percent on behalf of another person. Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.
            Not applicable.

ITEM 8.     Identification and classification of members of the group.
            None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9.     Notice of dissolution of group.
            Not applicable.

ITEM 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated January 13, 2006
                            WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                            By:   Wynnefield Capital Management, LLC,
                                  General Partner

                                  By: /s/ Nelson Obus
                                      ------------------------------------------
                                      Nelson Obus, Managing Member


                            WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                            By:   Wynnefield Capital Management, LLC,
                                  General Partner

                                  By: /s/ Nelson Obus
                                      ------------------------------------------
                                      Nelson Obus, Managing Member


                            WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                            By:   Wynnefield Capital, Inc.

                                  By: /s/ Nelson Obus
                                      ------------------------------------------
                                      Nelson Obus, President


                            CHANNEL PARTNERSHIP II, L.P.


                            By:   /s/ Nelson Obus
                                  ----------------------------------------------
                                  Nelson Obus, General Partner

                            /s/ Nelson Obus
                            ----------------------------------------------------
                            Nelson Obus, Individually


                            WYNNEFIELD CAPITAL MANAGEMENT, LLC


                            By:   /s/ Nelson Obus
                                  ----------------------------------------------
                                  Nelson Obus, Managing Member


                            WYNNEFIELD CAPITAL, INC.


                            By:   /s/ Nelson Obus
                                  ----------------------------------------------
                                  Nelson Obus, President